Exhibit (b)(3)

SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of March 27, 2009, by and between SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and LTX-CREDENCE CORPORATION (formerly known as LTX Corporation), a Massachusetts corporation with its chief executive office located at 1355 California Circle, Milpitas, California 95035 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of December 7, 2006, evidenced by, among other documents, a certain Loan and Security Agreement dated as of December 7, 2006, between Borrower and Bank as amended by a First Loan Modification Agreement dated as of February 25, 2009 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations, shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by adding the following text as a new Section 12.10 thereof:

“12.10 Designated Senior Debt. The Obligations are hereby expressly designated as “Designated Senior Debt” (as defined in the 2011 Indenture) for purposes of the 2011 Indenture.”

2	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“ “2011 Indenture” means the Indenture, dated as of a date after the 2009 Effective Date, by and between Borrower and The Bank of New York Trust Company, N.A., relating to Borrower’s 3.50% Convertible Senior Subordinated Notes due 2011.”

and inserting in lieu thereof the following:

“ “2011 Indenture” means the Indenture in the form attached hereto as Exhibit E, dated as of March 27, 2009, by and between Borrower and The Bank of New York Mellon Trust Company, N.A., relating to Borrower’s 3.5% Convertible Senior Subordinated Notes due 2011.”

3	The Loan Agreement shall be amended by adding a new “Exhibit E” in the form attached to this Loan Modification Agreement as Exhibit A.

4. EXPENSES. Borrower shall reimburse Bank for all reasonable and documented fees and expenses of outside legal counsel paid by Lender in connection with this amendment to the Existing Loan Documents.

5. PERFECTION CERTIFICATE. Borrower has previously delivered to Bank a completed certificate (entitled the “Perfection Certificate”) on or prior to the date of this Loan Modification Agreement. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is true, accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the date of this Loan Modification Agreement to the extent permitted by one or more specific provisions in the Loan Agreement).

6. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including, without limitation, a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only upon the later of (a) such time as it shall have been executed by Borrower and Bank and (b) the execution and delivery of the 2011 Indenture by Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

LTX-CREDENCE CORPORATION		SILICON VALLEY BANK

By:	Mark J. Gallenberger	By:	/s/ Larisa B. Chilton
Name:	/s/ Mark J. Gallenberger	Name:	Larisa B. Chilton
Title:	Vice President, Chief Financial Officer and Treasurer	Title:	Vice President